Exhibit 10.8
EMPLOYMENT AGREEMENT

THIS OFFICER'S EMPLOYMENT AGREEMENT ("Agreement") made this 10th day of March 2008, by and between Vemics, Inc. ("Vemics"), a Delaware corporation having an address 523 Avalon Gardens, Nanuet, NY 10954, and Craig Stout ("Employee"), an adult individual residing at 9 Lynne Drive, Chestnut Ridge, NY 10977.

Background

WHEREAS, Vemics desires to enter into an employment agreement ("Agreement") with the Employee pursuant to which Vemics shall employ the Employee as Vemics's Chief Operating Officer; and

WHEREAS, the Employee is willing and agrees to accept this employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, Vemics and Employee, each intending to be legally bound, agree as follows:

Section 1. Employment. Vemics employs the Employee, and the Employee accepts this employment, on the terms and conditions set forth in this Agreement.

Section 2. Duties of Employee.

(a) The Employee will be employed as the Vemics’ Chief Operating Officer and shall perform and discharge well and faithfully these duties as are usual and customary for a Chief Operating Officer and will report to, and be subject to the supervision of the Vemics’ Chief Executive Officer. In furtherance of the foregoing, the Employee, as Chief Operating Officer, shall be responsible for Managing the day to day operation of Vemics to include, but not be limited to sales, operations, human resources, strategic alliances, channel development and product development, enhancing and improving Vemics Proprietary business relationships and Services . A detailed list of the Employee’s duties is listed as Exhibit A to this agreement. The Employee will be located in Chestnut Ridge, NY, or such other location as agreed to in writing by Employee (in Employee’s sole discretion). The Employee will be furnished with facilities and services commensurate with the Employee's position as Chief Operating Officer and adequate for the performance of the duties under this Agreement.

(b) Except as set forth in Section 2(c) of this Agreement, the Employee shall devote his full working time attention and energies to Vemics’ business and shall not, during the Employment Period (as defined in this Agreement's Section 3), be employed or involved in any other business activity, whether or not this activity is pursued for gain, profit, or other pecuniary advantage, without Vemics’ prior written consent.

(c) Nothing set forth in this Section 2 shall be construed to prevent the Employee from:

(i) Investing the Employee's personal assets in businesses (“Employee Investment Businesses”):

(1) Which do not directly compete with the Vemics

(2) Where the form or manner of these investments will not require meaningful services on the part of the Employee in the operation of the affairs of the business in which these investments are made1;

(ii) Owning less than five percent (5%) of the aggregate securities of any class of securities of any entity, regardless of the business activities conducted by such entity;

(iii) Acting as an officer, director, or member of management (as appropriate) of Vemics, or as a member of the board of directors or board of trustees of any other corporation, organization, or entity which is not a direct competitor of the Company as of the date of Employee’s accession to such office, directorship, trusteeship or management position (i.e., Employee shall not be in breach hereof, or required to resign such position, if after Employee accepts it Vemics undertakes an activity would cause such corporation, organization, or entity to compete with Vemics);

Section 3. Term of Agreement.

(a) Unless sooner terminated in accordance with Section 3(b), this Agreement shall be for an initial term (the "Initial Term") of three (3) years, commencing on April 1, 2008 and ending on March 31, 2011; provided, however, that if neither Vemics nor the Employee notifies the other, in writing, of their intention not to renew this Agreement at least sixty (60) calendar days prior to the expiration of the Initial Term or any extension of the Initial Term, this Agreement shall be automatically extended, and shall continue upon the same terms and conditions as are contained in this Agreement and which are in force and effect immediately prior to the end of the then current term of this Agreement, for a period of one (1) year and so on from year to year thereafter unless and until terminated by either the Vemics or the Employee by giving the other party at least sixty (60) calendar days' written notice of termination prior to the expiration of the then current term of this Agreement. The Initial Term shall, together with any extensions of the Initial Term, be collectively referred to in this Agreement as the "Employment Period."

(b) Notwithstanding the foregoing, this Agreement and the Employee's employment shall terminate:

(i) At any time for “Cause” as defined in this Agreement's Section 3(c) immediately upon written notice to the Employee from the Board or the Board's designated representative; In addition, and without limiting any of Employee's other rights or remedies, Employee's obligations under Section 2 (1), (2) and Section 3 shall automatically terminate.

(ii) At any time, immediately upon giving the Employee notice of a determination by the Board or the Board's designated representative that the Employee has been incapacitated by accident, sickness, or otherwise so as to render the Employee mentally or physically incapable of performing the services required of the Employee under this Agreement for a period of ninety (90) consecutive calendar days during any period of twelve (12) months, upon the expiration of this period or at any time thereafter; or

(iii) Immediately upon the Employee's death.

(c) For purposes of this Agreement "Cause" shall mean any of the following:

(i) The Employee's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of the Employee for a period of ten (10) consecutive calendar days or longer;

(ii) The Employee's commission of an act or course of conduct constituting fraud or willful malfeasance as to Vemics or the Employee's employment under this Agreement;

(iii) The Employee's failure to follow the reasonable, good faith instructions of the Board or the CEO with respect to Vemics or its operations; or (iv) The Employee's failure to substantially perform the Employee's duties to Vemics, other than a failure resulting from the Employee's incapacity because of physical or mental illness.

For purposes of Sections 3(c)(iii) and 3(c)(iv) above, the Employee shall be entitled, no more than three (3) times during the Employment Period, to written notice that Cause exists under Section 3(c)(iii) or 3(c)(iv) of this Agreement. The Employee shall, during the fourteen (14) calendar day period after this notice, be entitled to cure. If the Employee does in fact cure, then Cause shall not exist under Section 3(c)(iii) or 3(c)(iv) of this Agreement with respect to the matters set forth in the above-described notice.

(d) Employee shall have the right to terminate this Agreement for “Good Cause” if at any time Vemics: (i) changes Employee’s reporting structure (including by purporting to hire an employee higher in rank that the Employee other than the CEO or President position) as stated in Section 2(a) (above), (ii) materially reduces the scope of Employee’s responsibilities commensurate with an employee of the same exact position in a company of comparable size, function and capitalization as stated in Section 2(a) (above), (iii) changes Employee’s title (without employees consent) as stated in Section 2(a) (above), or (iv) otherwise breaches this Agreement. For purposes of Sections 3(d)(i), 3(d)(ii) and 3(d)(iv), Vemics shall be entitled, no more than two (2) times during the Employment Period, to written notice that Good Cause exists under those sections of this Agreement. Vemics shall, during the fourteen (14) calendar day period after this notice, be entitled to cure. If Vemics does in fact cure, then Good Cause shall not exist under Section 3(d)(i), 3(d)(ii) or 3(d)(iv) (as applicable) with respect to the matters set forth in the above-described notice.

Section 4. Employment Period Compensation.

(a) Base Salary. For the services rendered by the Employee under this Agreement, Vemics shall pay the Employee a base salary during the Employment Period at the rate of $120,000 per year, payable in the same manner as salaries are paid to other senior employees of the Vemics (e.g., the CEO ).Employee’s salary will increase to $156,000 upon successful completion of funding of at least $5,000,000 in a single closing or multiple closings within a 60 day period. The Board may, from time to time, review the Employee's base salary for possible merit or cost-of-living increases based on then existing policies of Vemics, which shall be applied to the Employee no less favorably than they are applied to other Vemics employees of equivalent or lesser stature to Employee. Any and all of these increases in base salary shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amount effective as of the dates established by the Board for these increases in the resolutions authorizing these increases.

(b) Bonuses. Commencing with the Vemics fiscal year or ending in the month of December 2008, and for each subsequent December during the Employment Period, Vemics shall pay to the Employee an annual bonus, the computation of which bonus shall be determined by the Board prior to the beginning of each fiscal year of Vemics and shall be based upon Vemics achievements with respect to certain specific performance objectives set forth in the Vemics annual business plan ("Business Plan") as formulated, prepared, and adopted by the Board at or prior to the beginning of each fiscal year, after consultation with the Employee and other senior Employee officers or management of Vemics.

(c) Other Benefits. During the Employment Period, the Employee shall be entitled to:

(i) Participate in any medical or health insurance plan, medical or health expense reimbursement plan, pension or profit sharing plan or similar plans or arrangements which may be in effect from time to time for the benefit of the Vemics senior officers (i.e., CEO), or that is generally available to all employees of the Vemics, in accordance with the terms of these plans;

(ii) Paid vacation of three weeks per year, plus the week between Christmas and New Years;

(iii) Any other stock options, warrants, equity grants, insurance, expense reimbursements, car allowances and/or other fringe benefits of any kind whatsoever, in material specifics and in the aggregate not less favorable than those received by any other employees of the Vemics, including (without limitation) the senior officers of Vemics (i.e., CEO).

Section 5. Amounts Due Upon Termination. In the event that this Agreement and the Employee's employment are terminated prior to the expiration of the Employment Period, the Employee shall retain all benefits to which he is entitled upon termination under any benefit plans of the Vemics in which the Employee is a participant as of the termination date. In addition:

(a) Upon this Agreement's termination pursuant to Section 3(b)(i), the Employee shall be entitled to any unpaid base salary accrued through the date of termination, but shall be entitled to no bonus or any other payments or benefits.

(b) Upon termination pursuant to Section 3(b)(ii), the Employee shall be entitled to: (i) Any unpaid base salary accrued through the date of termination; (ii) Any bonus that the Employee would have otherwise been entitled to receive for the year of termination, prorated through the termination date; and (iii) All benefits shall terminate effective the date of termination subject to any rights employee may have under applicable State of Federal Law as pertains to Medical Insurance Benefits such as under COBRA.

(c) Upon termination of this Agreement pursuant to Section 3(b)(iii), the Employee's estate shall be entitled to:

(i) Any unpaid base salary accrued to the date of termination and (ii) Any bonus that the Employee would have otherwise been entitled to receive for the year of termination, prorated through the date of termination.

(d) Upon either expiration of the Employment Period as the result of Vemics notifying the Employee of its intention not to renew this Agreement under Section 3(a), or 3(a)(ii) the termination of the Employee's employment by Vemics after the expiration of the Employment Period for any reason other than Cause, the Employee shall, in either case: (i) Be paid his or her then existing base salary for a period of thirty days after the date of the termination of his or her employment and (ii) Be provided the medical benefits in effect with respect to the Employee as of the date of termination of employment for a period of three (3) months following the date of the termination of his or her employment; provided, however, that: (A) If Vemics cannot provide these medical insurance benefits because the Employee is no longer an employee of Vemics, Vemics shall pay to the Employee a dollar amount equal to the cost to the Employee to obtain these benefits and (B) Vemics shall only be required to pay the Employee's costs with respect to these medical insurance benefits if, and only to the extent that, ordinary risk coverage is available with respect to the Employee at standard individual rates.

This base salary payment shall be payable in the same manner as salaries are paid to other Employee employees of Vemics at that time. Any amounts payable and benefits provided under this Section 5(d) shall be in lieu of, and not in addition to, any amounts which the Employee might be entitled to receive under any severance policy of Vemics.

(e) Upon either of the following: Termination of this Agreement prior to its expiration for anything other than Cause as defined in Section 3(c) of this Agreement; OR termination by Employee for Good Cause, Employee shall be entitled to all base salary, benefits, and bonuses that would have come due during the 12 month Period following Termination, payable in a lump sum (and without reduction to NPV) within five business days after the termination by Employee takes effect. In such circumstances, Employee shall have no obligation to mitigate and Vemics shall have no right of offset with respect to the amounts due to the Employee hereunder.

Section 6. Trade Secrets, Inventions, and Patents.

(a) Definition. "Trade Secrets" shall mean any information, including but not limited to any patent, design, formula, pattern, compilation of information, program, device, method, technique, computer program, computer software, process, customer list, pricing policy, marketing plan or strategy, file record, computer printout, document, object, drawing, specification, etc., which is used by Vemics, NuScribe, or a Vemics client that: (i) Gives an opportunity to gain an advantage over competitors who do not know or use this Trade Secret; (ii) Derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from this Trade Secret's disclosure or use; and (iii) Is the subject of efforts that are reasonable under the circumstances to maintain the Trade Secret's secrecy.

(b) Nondisclosure.

(i) The Employee may be provided from time to time with Vemics or a Vemics client's Trade Secrets. The Employee shall not at any time or in any manner, directly or indirectly, voluntarily or involuntarily, for compensation or no compensation, use for his or her own benefit or for the benefit of any other person or entity, or otherwise divulge, disclose, or communicate to any person or entity any information concerning any of Vemics or a Vemics clients' Trade Secrets, including copies thereof, except as may be permitted by the scope of the Employee's employment by the Vemics. (ii) The Employee shall not make any unauthorized use or disclosure, directly or indirectly, during or subsequent to employment with the Vemics, of any Trade Secrets, knowledge, or information of a confidential or proprietary nature, whether published or unpublished, of Vemics, Vemics clients, or its licensors or its subsidiaries and affiliates, which the Employee will or may have access to or become acquainted with or which will and may be generated or acquired, during the course of employment with the Vemics or the Vemics clients. (iii) This covenant of nondisclosure and the Employee's liability for this covenant's breach shall survive for a period of two years2 after this Agreement's expiration or termination.

(c) Liability for Trade Secret Disclosure. (i) Each of the restrictions contained in this Agreement relating to Trade Secret nondisclosure is reasonable and necessary to protect Vemics and the Vemics clients' legitimate business interests, such that any violation would cause irreparable injury to Vemics, Vemics clients, or both. (ii) In the event of any violation, Vemics shall be authorized and entitled to seek, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits (if any) arising out of this violation and any damages for this Agreement's breach. (iii) These rights and remedies shall be independent, severable, and cumulative and shall be in addition to any other rights or remedies to which Vemics may be entitled. (iv) Notwithstanding anything to the contrary herein, it will at all times be the burden of the party seeking to enforce protection for an alleged trade secret to establish that the matter in question is, in fact a trade secret.

(d) Additional Employee Rights and Obligations: The Employee hereby agrees to be bound by the terms and conditions of the Proprietary Information and Inventions Agreement attached hereto and made a part hereof. In the event of a conflict between this agreement and Proprietary Information and Inventions Agreement, the terms and conditions of the Proprietary Information and Inventions Agreement shall prevail. Section 7. Notices. Any notice required or permitted under this Agreement shall be sufficient if it is in writing and shall be deemed given (a) at the time of personal delivery to the addressee, or (b) at the time sent certified mail, with return receipt requested, addressed as follows:

If to the Employee:
Craig Stout
9 Lynne Drive
Chestnut Ridge, NY 10977

If to the Vemics:
Fred Zolla, CEO
Vemics, Inc.
523 Avalon Gardens Drive
Nanuet, NY 10954

 Section 8. No Waiver. Failure by either Vemics or the Employee at any time or times hereafter to require strict performance of any of the provisions, terms, or conditions contained in this Agreement shall not waive, affect, or diminish any right of either Vemics or the Employee at any time or times thereafter to demand strict performance therewith, and with respect to any other provisions, terms, or conditions contained in this Agreement. Any waiver of a provision, term, or condition shall not waive or affect any other failure to perform a provision, term, or condition of this Agreement, whether prior or subsequent thereto, and whether of the same or a different type. None of the provisions, terms, or conditions of this Agreement shall be deemed to have been waived by any act or knowledge of either Vemics or the Employee except by an instrument in writing signed by either the Vemics or the Employee and directed to either Vemics or the Employee specifying this waiver.

Section 9. Severability. The invalidity or unenforceability of any provision of this Agreement shall in no event affect the validity or enforceability of any other provision.

Section 10. Prior Agreements. The Employee hereby represents and warrants to Vemics that the Employee has all necessary power and authority to enter into this Agreement and to perform the Employee's duties and obligations under this Agreement in accordance with this Agreement's terms and that the execution and delivery of this Agreement by the Employee does not conflict with, or otherwise violate, the provisions of any other agreement to which the Employee is a party or by which the Employee is bound, including, but not limited to, any employment agreement or similar arrangement with NuScribe Inc. Any such prior employment arrangement or agreement with NuScribe Inc. shall immediately, irrevocably, and automatically terminate without liability to Vemics or the Employee upon the execution and delivery of this Agreement by Vemics and the Employee.

Section 11. Binding Effect and Benefit. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of Vemics, and to the heirs, representatives, executors, devisees, and legatees of the Employee.

Section 12. Entire Agreement. This Agreement embodies the entire agreement between Vemics and the Employee with respect to this subject matter, and supersedes all prior agreements, contracts, or understandings with respect to these matters. Except as expressly provided in Section 4(a), this Agreement may be amended only by an instrument in writing executed by Vemics and the Employee.

Section 13. No Assignment. This Agreement shall not be assignable by either Vemics or the Employee.

Section 14. Captions. The captions of the several Sections and Paragraphs of this Agreement are inserted for convenience of reference only. They constitute no part of this Agreement and are not to be considered in its application, interpretation, or construction.

Section 15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed one and the same instrument which may be sufficiently evidenced by any one counterpart.

Section 16. Applicable Law. Except to the extent preempted by federal law, the provisions of this Agreement are to be construed, administered, and enforced in accordance with the domestic, internal law of the State of New York, without regard to its conflicts of law principles.

IN WITNESS WHEREOF, the Vemics and the Employee have executed this Agreement as of the date first above written.

VEMICS, Inc.

/s/ Fred Zolla
By: Fred Zolla, CEO

EMPLOYEE

/s/ Craig Stout
By: Craig Stout